Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

United Security Bancshares

We have issued our reports dated March 15, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of United Securities Bancshares and subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the accompanying Registration Statement of United Securities Bancshares and subsidiaries on Form S-8.

/s/ Moss Adams LLP

Stockton, California
May 11, 2006